Exhibit 99.1

Uranium Resources’ NRC License Upheld as United States Supreme Court Denies Petition

LEWISVILLE, Texas--(BUSINESS WIRE)--November 15, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that the United States Supreme Court has denied the opponents’ petition to review the March 2010, 10th Circuit Court of Appeals’ ruling that upheld the Company’s U.S. Nuclear Regulatory Commission (“NRC”) license to conduct in-situ recovery (ISR) uranium mining at the Churchrock/Crownpoint project.

Don Ewigleben, President and CEO commented, “Today’s announcement was significant in that it clears the last remaining legal challenge to our NRC license. We have long maintained our belief that our license was valid and have continued to move forward towards the final development of the Churchrock/Crownpoint project. Our feasibility study is ongoing and in October 2010, we filed the necessary documents with the NRC to reactivate our license, which is currently in timely renewal status. Once active, the license may be utilized according to its present terms and conditions while URI completes its license renewal. We will also continue to educate the community on the project, our focus on safety and the environment as well as the economic opportunity it creates for the area."

URI’s New Mexico feasibility studies are expected to be completed by the end of 2011. Assuming that the NRC license renewal moves forward in a timely manner, that appropriate financing is available and that there is a sustained recovery in the price of uranium, the Company should be in a position to begin construction of the facilities in 2012 and producing in 2013.

The NRC license allows for the production of up to an initial 1 million pounds per year from the Churchrock/Crownpoint project until a successful commercial demonstration of restoration is made, after which the quantity of production can be increased to 3 million pounds per year.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico, as well as a NRC license to produce up to 1 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer